Exhibit 99.1

FOR IMMEDIATE RELEASE September 18, 2006 Contacts: James Simon (614) 249-8576 simonj3@nationwide.com Eric Hardgrove (614) 677-8516 hardgre@nationwide.com

James Lyski selected chief marketing officer for Nationwide

Marketing leader held senior posts at Cigna, Federal Express

Columbus, Ohio — Nationwide today announced the selection of James Lyski as chief marketing officer. He will be responsible for corporate marketing, brand management, advertising, and communications for all Nationwide companies.

Lyski most recently served as senior vice president for strategy and product marketing at Cigna HealthCare, Inc., and was previously vice president for U.S. marketing at Federal Express.

“Jim is a dynamic leader whose diverse experience in all aspects of marketing strategy and execution will help our companies develop a world-class marketing capability,” said Jerry Jurgensen, Nationwide’s CEO. “His comprehensive understanding of consumer behavior and brand management will strengthen our ability to differentiate ourselves in a very competitive industry.”

At Cigna, Lyski was responsible for corporate strategy, brand management, advertising, promotions, new product development, marketing research and corporate communications. Prior to Cigna, he served as chief operating officer of Atabok, Inc., a Boston-based technology company. At FedEx, where he had an 11-year career, he was responsible for advertising, global brand management, telemarketing, small business and consumer marketing, retail marketing and key customer marketing.

Lyski will report to Jurgensen and will be a member of the Nationwide Office of the CEO, the company’s senior leadership committee.

Nationwide, based in Columbus, Ohio, is one of the largest diversified insurance and financial services organizations in the world, with more than $158 billion in assets. Nationwide ranks #98 on the Fortune 100 list. The company provides a full range of insurance and financial services, including auto, motorcycles, boats, homeowners, life, commercial insurance, administrative services, annuities, mortgages, mutual funds, pensions and long-term savings plans. The Nationwide companies include the country’s seventh-largest property/casualty, the fourth-largest homeowners, the sixth-largest auto insurance group and the country’s largest farm owners

Investments Retirement Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com

insurer. Nationwide Life Insurance Company, the major subsidiary of Nationwide Financial, ranks 11th in assets according to A.M. Best. For more information, visit www.nationwide.com.

Nationwide and the Nationwide Framemark are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

Investments Retirement Insurance	One Nationwide Plaza Columbus, OH 43215-2220 nationwide.com